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                                                                    EXHIBIT 10.9

                              ANALOG DEVICES, INC.

                FIRST AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN

      The Analog Devices, Inc. 2006 Stock Incentive Plan, pursuant to Section 13(d) thereof, is hereby amended as follows:

      VOTED: That, the Corporation hereby adopts and approves an amendment to the Corporation's 2006 Stock Incentive Plan in substantially the form attached hereto as Exhibit E (such amendment referred to as "Amended Appendix A - Israel") to permit the Corporation's Israeli employees (specifically, employees, advisors and consultants of Analog Devices (Israel) Ltd. and Analog Development (Israel) 1999 Ltd.) to qualify for certain tax benefits under the tax laws of the country of Israel; and further that the CHAIRMAN OF THE BOARD, THE PRESIDENT AND CHIEF EXECUTIVE OFFICER, VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, AND THE TREASURER OF THE CORPORATION, each of them acting singly, are hereby authorized and empowered to execute any document necessary or proper to give effect to "Amended Appendix A - Israel" under the laws and regulations of the country of Israel; and further, the aforementioned officers be, and each acting singly hereby is, authorized in the name and on behalf of the Corporation to sign, acknowledge, swear to and deliver any affidavit, agreement or other documents, each in such form as the authorized person or persons executing the same shall determine to be in the best interest of the Corporation to give proper effect to such "Amended Appendix A - Israel", the execution of any such documents to be sufficient evidence of such determination; and that the Secretary of the Corporation be authorized to attest, co-sign and affix the Corporate seal to such documents.

      Approved by the Board of Directors on March 14, 2006.

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                               ANALOG DEVICES INC.

                           AMENDED APPENDIX A - ISRAEL

                        TO THE 2006 STOCK INCENTIVE PLAN

A.    1. GENERAL

1.1. This appendix (the "APPENDIX") shall apply only to optionees who are employees/advisors/consultants of one of the two following companies, Analog Devices (Israel) Ltd., Analog Development (Israel) 1996 Ltd, and are residents of the state of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the 2006 Stock Incentive Plan of Analog Devices Inc. (hereinafter: the "PLAN"), which applies to the issuance of options to purchase Common Stock of Analog Devices Inc. (hereinafter: the "COMPANY"). According to the Plan, options to purchase the Company's Common Stock may be issued to employees, directors and consultants and advisors of the Company or its Affiliates

1.2 This Appendix is effective with respect to Options granted as of March 14, 2006 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

1.3. This Appendix is to be read as a continuation of the Plan and only modifies Options granted to Israeli optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of optionees.

1.4. The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5. Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

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B.    2. DEFINITIONS

2.1 "AFFILIATE" means any "employing company" within the meaning of Section 102(a) of the Ordinance.

2.2 "APPROVED 102 OPTION" means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the optionee.

2.3 "CAPITAL GAIN OPTION (CGO)" means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4 "CONTROLLING SHAREHOLDER" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5 "EMPLOYEE" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.6   "ITA" means the Israeli Tax Authorities.

2.7 "NON-EMPLOYEE" means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8 "ORDINARY INCOME OPTION (OIO)" means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9 "OPTION" means an option to purchase one or more Common Stock of the Company pursuant to the Plan.

2.10 "102 OPTION" means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.11 "3(i) OPTION" means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.12 "OPTION AGREEMENT" means the share option agreement between the Company and a optionee that sets out the terms and conditions of an Option.

2.13 "ORDINANCE" means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.14 "SECTION 102" means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated there under as now in effect or as hereafter amended.

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2.15  "TRUSTEE" means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16 "UNAPPROVED 102 OPTION" means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

C.    3. ISSUANCE OF OPTIONS

3.1 The persons eligible for participation in the Plan as optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options

3.2 The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3 The grant of Approved 102 Options shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4 Approved 102 Options may either be classified as Capital Gain Options ("CGOs") or Ordinary Income Options ("OIOs").

3.5 No Approved 102 Options may be granted under this Appendix to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Options as CGI or OIO granted to Employees (the "ELECTION"), is appropriately filed with the ITA. Such Election shall become effective beginning the first Grant Date of an Approved 102 Option under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6 All Approved 102 Options must be held in trust by a Trustee, as described in Section 4_below.

3.7 For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

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D.    4. TRUSTEE

4.1 Approved 102 Options which shall be granted under this Appendix and/or any Common Stock allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated there under (the "Holding Period"). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options shall be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2 Notwithstanding anything to the contrary, the Trustee shall not release any Common Stock allocated or issued upon exercise of Approved 102 Options prior to the full payment of the optionee 's tax liabilities arising from Approved 102 Options which were granted to him and/or any Common Stock allocated or issued upon exercise of such Options.

      4.3 Upon receipt of Approved 102 Option, the optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Option or Ordinary Share granted to him there under.

      4.4 With respect to any Approved 102 Option, subject to the provisions of
      Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

E.    5. THE OPTIONS

The terms and conditions upon which the Options shall be issued and exercised, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix. Each Option Agreement shall state, inter alia, the number of Common Stock to which the Option relates, the vesting provisions and the exercise price.

6.    OPTION EXERCISE PRICE

Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading

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within ninety (90) days following the date of grant of the CGOs, the option exercise price of the Common Stock at the date of grant shall be determined in accordance with the average value of the Company's New York Stock Exchange closing share price on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be. In no case, however, shall the option exercise price be less than the closing share price of the Company's stock on the date of grant.

F.    7. EXERCISE OF OPTIONS

      1. Options shall be exercised by the optionee by giving notice to the Company and/or to any third party designated by the Company (the "REPRESENTATIVE"), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of
Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of Common Stock with respect to which the option is being exercised, at the Company's or the Representative's principal office. The notice shall specify the number of Common Stock with respect to which the option is being exercised.

G.    8. ASSIGNABILITY AND SALE OF OPTIONS

8.1. Notwithstanding any other provision of the Plan, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the optionee each and all of such optionee's rights to purchase Common Stock hereunder shall be exercisable only by the optionee.

      Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2 As long as Options or Common Stock purchased pursuant to thereto are held by the Trustee on behalf of the optionee, all rights of the optionee over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

H.    9. INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER'S PERMIT

9.1. With regards to Approved 102 Options, the provisions of the Plan and/or the Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

9.2. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Option Agreement, shall be considered binding upon the Company and the optionees.

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I.    10. DIVIDEND

      With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's Incorporation Documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

J.    11. TAX CONSEQUENCES

11.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the optionee), hereunder, shall be borne solely by the optionee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the optionee.

11.2 The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an optionee until all required payments have been fully made.

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